Filed in the Office of	Business Number C5815-1986
Barbara K. Cegavske	Filing Number 20222308561
Secretary of State State Of Nevada	Filed On 5/6/2022 2:34:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

American International Holdings Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV Stock, is deleted and replaced in its entirety with Article IV Stock, set forth on the attachment hereto (which shall have no effect on any previously designated series of preferred stock)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 72

4. Effective date and time of filing: (optional) Date: 05/12/2022 Time 1:00 am Est.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Jacob D Cohen

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE IV

STOCK

The total number of shares which the Corporation shall be entitled to issue is 200,000,000 shares of capital stock consisting of 195,000,000 shares of common stock, par value $0.0001 and 5,000,000 shares of preferred stock, par value $0.0001. The Board of Directors has the authority to establish one or more series of preferred stock and fix the relative rights and preferences of any series of preferred stock to be determined by the Board of Directors.

Reverse Stock Split of Outstanding Common Stock

Effective as of the effective date set forth under "**Effective date and time of filing**" on this Certificate of Amendment to Articles of Incorporation (or in the absence of such date, on the date such Amendment to the Articles of Incorporation is filed with the Secretary of State of Nevada)(the "**Effective Time**"), every **60** shares of the Corporation's common stock (but not any shares of Preferred Stock), issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the "**Old Capital Stock**"), shall be automatically reclassified and combined into One (1) share of common stock (the "**Reverse Stock Split**"). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by **60**, subject to any adjustments for fractional shares as set forth below; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification. No fractional shares of capital stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share of capital stock to which a shareholder would otherwise be entitled, the Corporation shall issue that number of shares of capital stock as rounded up to the nearest whole share. The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock or the par value thereof.